Exhibit 10.30
SEPARATION AGREEMENT
     This SEPARATION AGREEMENT (this “Agreement”) is entered into as of October 9, 2007 by and between NitroSecurity, Inc., a Delaware corporation (the “Company”), and Terry B. Christensen (“Mr. Christensen”).
     WHEREAS, prior to September 28, 2007, Mr. Christensen served as the Company’s Executive Vice President of Business Development; and
     WHEREAS, the Company and Mr. Christensen previously entered into a Transition Agreement, dated as of February 15, 2006 (the “Transition Agreement”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.
     1. Termination of Employment. The parties acknowledge that Mr. Christensen’s employment with the Company ended as of September 28, 2007 (the “Separation Date”). In addition, as of the Separation Date, Mr. Christensen resigned from all officerships and other appointments that he may have held with the Company. For the avoidance of doubt, the Separation Date under the Transition Agreement shall be the same as the Separation Date hereunder.
     2. Termination Benefits.
          (a) IPO Bonus. The Company shall pay Mr. Christensen an amount equal to $25,000 if, prior to January 31, 2008, the Company closes (i) an initial public offering of its capital stock (x) pursuant to which Paulson Investment Company is the managing underwriter and (y) that results in aggregate net proceeds to the Company of at least $5,000,000 (after deduction of underwriting discounts, commissions and fees) or (ii) a sale of all or substantially all of the Company’s assets (whether by merger, stock purchase, asset purchase or otherwise) that results in aggregate net proceeds to the Company’s securityholders of at least $20,000,000. Such payment shall be made to Mr. Christensen within ten (10) business days after the closing of such initial public offering or sale.
          (b) Verizon Commission. The Company shall pay Mr. Christensen a commission equal to 6% of any product and service billings recognized by the Company on or prior to December 31, 2007 directly from business units of Verizon initially contacted by Mr. Christensen; provided, however, that no such commission shall be paid to Mr. Christensen until the cash payments associated with such billings are actually received by the Company with no right of return or other contingency that might result in the return of such payments. Such commission, or a pro rata portion thereof based on a partial payment by Verizon, shall be paid to Mr. Christensen within ten (10) business days after the receipt of the respective payment from Verizon and the expiration of any related rights of return or other contingencies.
          (c) NetQoS Commission. The Company shall pay Mr. Christensen a commission equal to 4% of any product and service billings recognized by the Company on or prior to March 31, 2008 directly from NetQoS, Inc.; provided, however, that no such commission shall be paid to Mr. Christensen until the cash payments associated with such billings are actually received by the Company with no right of return or other contingency that might result in the return of such payments. Such commission, or a pro rata portion thereof based on a partial payment by NetQoS, Inc., shall be paid to Mr. Christensen within ten (10) business days after the receipt of the respective payment from NetQoS, Inc. and the expiration of any related rights of return or other contingencies.
          (d) Treatment of Stock Options.
               (i) As of the Separation Date, Incentive Stock Option Agreement No. 2005/123 granted to Mr. Christensen on October 5, 2006 for the right to purchase 55,000 shares of common stock of the Company (“Option 2005/123”) shall be deemed to have become exercisable, to the extent unvested, with respect to 50,000 of the shares of common stock underlying it and shall remain exercisable with respect to such 50,000 shares until the four year anniversary of the Separation Date. The parties acknowledge that, pursuant to the Internal Revenue Code, Option 2005/123, if unexercised by Mr. Christensen during the three-month period following the Separation Date, will automatically convert into a nonstatutory stock option. The parties further acknowledge that the 5,000 shares of common stock underlying Option 2005/123 that were not deemed to be vested as of the Separation Date were cancelled as of such date. To the extent necessary, the terms of this paragraph shall supersede any conflicting terms contained in Option 2005/123.
               (ii) As of the Separation Date, Incentive Stock Option Agreement No. 2005/155 granted to Mr. Christensen on November 7, 2006 for the right to purchase 200,000 shares of common stock of the Company (“Option 2005/155”) shall be deemed to have become exercisable, to the extent unvested, with respect to 25,000 of the shares of common stock underlying it (from the Successful OEM Partnership allocation) and shall remain exercisable with respect to such 25,000 shares until the three month anniversary of the Separation Date. The parties acknowledge that the 125,000 shares of common stock underlying Option 2005/155 that had not already been cancelled and were not deemed to be vested as of the Separation Date were cancelled as of such date. To the extent necessary, the terms of this paragraph shall supersede any conflicting terms contained in Option 2005/155.
               (iii) Mr. Christensen acknowledges that the other stock options held by him shall be governed by their terms and, if applicable, the terms of the Transition Agreement.
          (e) Benefits Following Separation Date. Following the Separation Date, Mr. Christensen, at his own expense, may elect to continue receiving group medical and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All other benefits, including life insurance and long term disability insurance, will cease on the Separation Date.
     3. Non-Disclosure and Non-Solicitation Obligations. Mr. Christensen acknowledges and reaffirms his obligation, consistent with applicable law, to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Confidential Information and Invention Assignment Agreement he executed, which remains in full force and effect. Mr. Christensen further acknowledges and reaffirms his obligations under Section 9 of the Employment Agreement, dated as of July 1, 2005, between the Company and Mr. Christensen, which also remains in full force and effect.
     4. Return of Company Property. Mr. Christensen agrees that, as of the Separation Date, he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and any other Company-owned property in his possession or control, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment. Mr. Christensen further confirms that he will have cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts, provided that Mr. Christensen, at his expense, shall be entitled to retain the phone number associated with his cellular phone and transfer it to a new cellular phone service paid for by Mr. Christensen.
     5. Business Expenses and Compensation. On the Separation Date, Mr. Christensen shall present the Company with a statement of all business expenses incurred in conjunction with the performance of his employment with the Company. The Company shall reimburse Mr. Christensen for such business expenses promptly after the Separation Date pursuant to the Company’s standard reimbursement policies and practices. Except as provided in this Agreement, Mr. Christensen acknowledges that, as of the Separation Date, he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him.
     6. Release of Claims by Mr. Christensen. In consideration of the benefits provided for in this Agreement, which Mr. Christensen acknowledges he would not otherwise be entitled to receive, Mr. Christensen hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B,

the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. § 354-A:1 et seq., N.H. Rev. Stat. Ann. § 275:36 et seq. (New Hampshire equal pay law), and the New Hampshire Whistleblowers’ Protection Act, N.H. Rev. Stat. Ann. § 275-E:1 et seq., all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options (except for those share/stock option rights and interests set forth in this Agreement); and any claims or damages arising out of his employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Mr. Christensen from filing, cooperating with or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Mr. Christensen acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Notwithstanding the foregoing, nothing herein shall impair Mr. Christensen’s rights to indemnification pursuant to the Company’s Amended and Restated Certificate of Incorporation and that certain Director Indemnification Agreement, dated as of January 11, 2006, between the Company and Mr. Christensen.
     7. Company Release of Claims. The Company, on behalf of itself and all of the Released Parties, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Mr. Christensen from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, contracts, agreements, promises, damages, liabilities and expenses of any kind or nature, known or unknown, which the Company or any of the Released Parties ever had or have against him arising out of his employment with or separation from the Company. Nothing herein shall be deemed to waive or release claims by the Company or any of the Released Parties for any acts of dishonesty, disloyalty, bad faith, moral turpitude, fraud, misappropriation, embezzlement or any knowing or willful violation of any applicable law, rule or regulation.
     8. Acknowledgments. Mr. Christensen is advised that he has at least twenty-one (21) days to consider this Agreement and that the Company advises him to consult with an attorney of his own choosing prior to signing this Agreement. Mr. Christensen is advised that he may revoke this agreement for a period of seven (7) days after he signs it, and the agreement shall not be effective or enforceable until the expiration of each seven (7) day revocation period. Mr. Christensen understands and agrees that by entering into this agreement and signing it he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
     9. Non-Disparagement. Mr. Christensen understands and agrees that as a condition for the consideration herein described, he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company shall instruct its directors and executive officers not to make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or future employer regarding Mr. Christensen.
     10. Confidentiality. The terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Company and Mr. Christensen, and their respective agents and representatives and shall not be disclosed except to the extent required by federal or state law, regulations of governmental authorities or as otherwise agreed to in writing by the Company and Mr. Christensen, provided that Mr. Christensen acknowledges that this Agreement may need to be described in and filed as an exhibit to the registration statement on Form SB-2 that the Company has filed with the Securities and Exchange Commission.
     11. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
     12. No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     13. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     14. Voluntary Assent. Mr. Christensen affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this agreement. Mr. Christensen states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Mr. Christensen further states and represents that he has carefully read this Agreement, understands the contents therein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
     15. Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of New Hampshire, without regard to conflict of laws provisions. The Company and Mr. Christensen each agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Boston, Massachusetts, in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association before a single arbitrator who shall have experience in the area of the matter in dispute. The arbitrator may grant relief in the nature of injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Mr. Christensen shall each pay one-

half of the costs and expenses of such arbitration, and each of them shall separately pay their own counsel fees and expenses and other costs of the arbitration.
     16. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this Section, however, shall modify, cancel or supersede Mr. Christensen’s obligations set forth in Section 3 herein.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

NITROSECURITY, INC.
By:	/s/ Kenneth R. Levine
	Name:	Kenneth R. Levine
	Title:	President and Chief Executive Officer

/s/ Terry B. Christensen
Terry B. Christensen

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